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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A

                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                           INTERLINK ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                  77-0056625
          (State of incorporation                        (I.R.S. Employer
              or organization)                         Identification Number)

     546 FLYNN ROAD, CAMARILLO, CALIFORNIA                     93012
    (Address of principal executive offices)                 (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.  [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
(if applicable).

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

NONE

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

COMMON STOCK, $.00001 PAR VALUE


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

         We are authorized to issue 15,000,000 shares of common stock, $.00001 par value. The following summary describes all material provisions of our capital stock registered hereby. However, we encourage you to read the provisions of our certificate of incorporation and bylaws, which, together with applicable Delaware law, contain the legal terms that govern our capital stock.

COMMON STOCK

         As of March 20, 2000, there were 8,673,866 shares of our common stock outstanding held of record by 55 stockholders.

         Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect all of the directors who are up for election in any given year.

         Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are fully paid and nonassessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock.

         Our common stock is listed on the Nasdaq National Market under the symbol "LINK".

PREFERRED STOCK

         Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. Our board of directors, with respect to each series of preferred stock, has the authority to determine:

         - the number of shares in and the distinguishing designation of that series;

         - whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by the law;

         - whether shares of that series shall be convertible and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by our board;


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         -    whether shares of that series shall be redeemable and the
              terms and conditions of redemption;

         - the dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

         - the rights of shares of that series in the event of voluntary or involuntary dissolution of Interlink and the rights of priority of that series relative to the common stock and any other series of preferred stock on the distribution of assets on dissolution; and

         - any other rights, preferences and limitations of that series that are permitted by law.

         It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of preferred stock. However, the effects might include restricting dividends on our common stock; diluting the voting power of our common stock; impairing the liquidation rights of our common stock; and delaying or preventing a change in control of Interlink without further action by the stockholders.

         No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American
Securities Transfer & Trust, Inc., located in Lakewood, Colorado and can be reached at (303) 986-5400.

RESTRICTIONS ON CHANGE OF CONTROL

         Our certificate of incorporation and bylaws contain provisions that classify the board of directors into three classes as nearly equal in number as possible, each of which will serve for three years with one class being elected each year. The classified board provisions may have the effect of lengthening the time required for a third party to acquire control of Interlink through a proxy contest or the election of a majority of the board of directors and may deter any potential unfriendly offers or other efforts to obtain control of Interlink. At the same time, these provisions may have the effect of inducing any third parties seeking control of Interlink to negotiate terms acceptable to the board of directors. In addition, since these provisions could make the removal of the incumbent directors more difficult, that increases the likelihood that incumbent directors will retain their position and, since the board has the power to retain and discharge management, could perpetuate incumbent management.

         As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an
"interested stockholder" from engaging in a "business combination" with us for three years following the date that person became an interested stockholder, unless:

- before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

- upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock


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     outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of Interlink or by certain employee stock plans; or

- on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

         An "interested stockholder" is defined generally as a person owning 15% or more of our outstanding voting stock. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

ITEM 2.  EXHIBITS

         The following exhibits are filed as part of this registration statement:

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

     EXHIBIT
      NUMBER  DESCRIPTION
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
         3.1  Certificate of Incorporation (incorporated by reference to
              Exhibit 3.1b of Post-Effective Amendment No. 8 to
              Registrant's Registration Statement on Form S-1 (Registration
              No. 333-60380) (the "Form S-1 Registration Statement")).

         3.2  Bylaws (incorporated by reference to Exhibit 3.2a of Post-
              Effective Amendment No. 8 to Form S-1 Registration Statement).


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

         Dated: March 24, 2000


                                      INTERLINK ELECTRONICS, INC.

                                      By:
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                                          Paul D. Meyer
                                          Chief Financial Officer and Secretary


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